EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding, made on this 16th day of September 2021, shall set forth the guidelines and plan (the “MOU”) by and between PHI Group, Inc., a U.S. public company duly organized and existing by virtue of the laws of the State Wyoming, U.S.A. (Trading symbol: PHIL) with principal address at 2323 Main Street, Irvine, CA 92614, U.S.A., hereinafter referred to as “PHIL” and Five Grain Treasure Spirits Co., Ltd., a company organized and existing by virtue of the laws of People’s Republic of China, with principal business address at Jigu Road Economic Zone, Shulan City, Jilin Province, China, hereinafter referred to as “FGTS”.

WHEREAS, FGTS specializes in the production and sales of spirits, together with the development of proprietary spirit production processes and the possession of patented technology for growing raw materials for beverage manufacturing.

WHEREAS, PHIL is a U.S. diversified publicly traded company which owns a Luxembourg bank fund (PHILUX Global Funds SCA, SICAV-RAIF) and is engaged in mergers and acquisitions and investing in various industries, including but not limited to real estate, agriculture, energy and natural resources, healthcare and consumer goods.

The parties hereby agree to the following terms of this MOU:

1.	PHIL and FGTS are parties to this MOU dated the 16th day of September 2021.

2.	The MOU sets forth guidelines for further discussions and negotiations between PHIL and FGTS towards the execution of a Definitive Agreement between the parties containing representations, warranties, covenants, and indemnities customary for a transaction of this type.

3.	PHIL is desirous of acquiring seventy percent (70%) of ownership in FGTS, pursuant to the price, terms and conditions herein, which will be fully delineated in a Definitive Agreement by both parties for the consummation of this transaction.

4.	Subject to further satisfactory due diligence review by PHIL and discussions between the parties herein, PHIL agrees to acquire seventy percent (70%) of ownership in FGTS and provide the additional required capital for FGTS to implement its business plan. The total budget for the purchase price and the additional required capital is one hundred million U.S. dollars (USD 100,000,000), whose terms and conditions for payment will be stipulated in the Definitive Agreement.

5.	Completion of the transaction will be conditioned, among other matters, upon:

(d)	Upon signing of this MOU, FGTS will cooperate with and accommodate PHIL and/or its representative(s) for further due diligence review of FGTS’s business, including but not limited to its assets, liabilities, property, plant and equipment, technologies, operations, books and records, and business plan.

(e)	The signing of the Definitive Agreement by the parties within forty-five days following the signing of this MOU and the closing of this transaction by December 31, 2021, unless extended by the consent of both parties in writing.

(f)	The establishment of a special purpose vehicle (SPV) as the holding company for the seventy percent (70%) ownership in FGTS.

6.	This letter constitutes the entire Memorandum of Understanding of the parties relating to the contemplated acquisition of seventy percent (70%) ownership in FGTS and supersedes all prior contracts or agreements with respect to those matters, whether oral or written. Each party’s rights under this MOU are assignable only with the prior written consent of the other party. This MOU and the rights and duties of the parties arising out of it shall be governed by and construed and enforced in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, the parties have caused this Memorandum of Understanding to be executed and have agreed to and accepted the terms herein on the date written above.

This 16th day of September 2021

PHI Group, Inc.		Five Grain Treasure Spirits Co., Ltd.

By:	/s/ Henry D. Fahman	By:	/s/ Jimmy Wang
	Henry D. Fahman		Jimmy Wang
	Chairman & CEO		Vice President, Authorized Representative